SEI LIQUID ASSET TRUST
                              SEI TAX EXEMPT TRUST
                             SEI DAILY INCOME TRUST
                                 SEI INDEX FUNDS
                         SEI INSTITUTIONAL MANAGED TRUST
                      SEI INSTITUTIONAL INTERNATIONAL TRUST
                           SEI ASSET ALLOCATION TRUST
                       SEI INSTITUTIONAL INVESTMENTS TRUST
                          SEI INSURANCE PRODUCTS TRUST

                        FINANCIAL OFFICER CODE OF ETHICS

I.       INTRODUCTION
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         The reputation and integrity of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Index Funds, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust and SEI Insurance Products Trust (each a "Trust" and, collectively, the "Trusts") are valuable assets that are vital to the each Trust's success. The Trusts' senior financial officers ("SFOs") are responsible for conducting the Trusts' business in a manner that demonstrates a commitment to the highest standards of integrity. The Trusts' SFOs include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

         The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Trusts) must either have a code of ethics for their SFOs, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. Each Trust has chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFOs to act in a manner consistent with the highest principles of ethical conduct.

II.      PURPOSES OF THE CODE
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         The purposes of this Code are:

         o To promote honest and ethical conduct by each Trust's SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o To assist each Trust's SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

         o To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts;

         o To promote compliance with applicable laws, rules and regulations;

         o To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

         o    To establish accountability for adherence to this Code.

III.     QUESTIONS ABOUT THIS CODE
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         Each Trust's compliance officer designated to oversee compliance with the Trust's Code of Ethics adopted pursuant to Rule 17j-1 shall serve as Compliance Officer for the implementation and administration of this Code. You should direct your questions about this Code to the Compliance Officer.

IV.      CONDUCT GUIDELINES
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         Each Trust has adopted the following guidelines under which the Trust's SFOs must perform their official duties and conduct the business affairs of the Trust.

         1. ETHICAL AND HONEST CONDUCT IS OF PARAMOUNT IMPORTANCE. Each Trust's SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Trust in personal and professional relationships.

         2. SFOS MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS. Each Trust's SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Trust that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Trust's Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Trusts' SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they otherwise become aware. If you are unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," you should bring the matter to the attention of the Compliance Officer.

         3. STANDARDS FOR QUALITY OF INFORMATION SHARED WITH SERVICE PROVIDERS OF THE TRUSTS. Each Trust's SFOs must at all times seek to provide information to the Trust's service providers (adviser, administrator, outside auditor, outside counsel, custodian, ETC.) that is accurate, complete, objective, relevant, timely, and understandable.

         4. STANDARDS FOR QUALITY OF INFORMATION INCLUDED IN PERIODIC REPORTS. Each Trust's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trust's periodic reports.

         5. COMPLIANCE WITH LAWS. Each Trust's SFOs must comply with the federal securities laws and other laws and rules applicable to the Trusts, such as the Internal Revenue Code.

         6. STANDARD OF CARE. Each Trust's SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. Each Trust's SFOs must conduct the affairs of the Trust in a responsible manner, consistent with this Code.

         7. CONFIDENTIALITY OF INFORMATION. Each Trust's SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Trust to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

         8. SHARING OF INFORMATION AND EDUCATIONAL STANDARDS. Each Trust's SFOs should share information with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust's needs.

         9. PROMOTE ETHICAL CONDUCT. Each Trust's SFOs should at all times proactively promote ethical behavior among peers in your work environment.

         10. STANDARDS FOR RECORDKEEPING. Each Trust's SFOs must at all times endeavor to ensure that the Trust's financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.       WAIVERS OF THIS CODE
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         You may request a waiver of a provision of this Code by submitting your request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares a Trust's financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. An executive officer of each Trust, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the applicable Trust's shareholders to the extent required by SEC rules.

VI.      AFFIRMATION OF THE CODE
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         Upon adoption of the Code, each Trust's SFOs must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. To the extent necessary, each Trust's Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII.     REPORTING VIOLATIONS
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         In the event that an SFO discovers or, in good faith, suspects a violation of this Code, the SFO must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of the Trust's senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a periodic report or financial statement of a Trust omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

         SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII.    VIOLATIONS OF THE CODE
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         Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as an SFO of the Trust. A variety of laws apply to the Trusts and their operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Trust officers, and criminal laws. The Trusts will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.


ADOPTED: JUNE 30, 2003